EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                        ENVIRONMENTAL SOLUTIONS WORLDWIDE
                    ANNOUNCES QUARTERLY & SIX MONTHS RESULTS


        GROSS MARGIN IMPROVEMENT CONTINUES - CARB CERTIFICATIONS UNDERWAY

TELFORD, PA, AUG 7, 2003 - ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC. (ESW) (OTC
BB: ESWW), a company that develops, manufactures, and sells environmental technologies, today announced the results for its second fiscal quarter ended June 30, 2003.

Revenue for the second quarter was $508 thousand compared to $534 thousand for the same period in 2002. Net loss from operations for the 3 months period ended June 30, 2003 was $118 thousand compared to $216 thousand for the year ago period. Revenue for the 6 months ended June 30, 2003 was $1.055 million compared to $925 thousand for the same period in 2002. Net loss from operations for the 6 months period ended June 30, 2003 was $233 thousand compared to $742 thousand for the year ago period.

During the six-month period that ended June 30, 2003 gross profit improved to 53.6% from 29.6% as compared to the year ago period, and operating costs decreased by $217 thousand or 21% from the year-ago period. The Company's loss of $233 thousand for the current year reflects a reduction of nearly 69% ($509 thousand) from the year ago period.

Mr. Donohoe, the Company's CEO, President and Chairman stated, "ESW continues to execute on our business strategy and we are pleased with the overall progress in addressing these goals. Although our Q2 sales appear to be somewhat flat, we purposely prioritized activities to execute on several other fronts that we previously identified to our shareholders and the marketplace."

Donohoe further stated, "during this past quarter, ESW took significant steps in several areas that we believe will position our company to garner additional sales and shorten the sales cycle. Two of those areas were in outside certifications. Previously, certification testing was planned, submitted and approved, for both our gas and diesel products. Through significant time, cost and energy by ESW staff, we are happy to announce that during Q2 the actual testing phases of both of these projects were formally initiated, and are now well underway. We anticipate that once completed, these certifications will



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enable ESW to actively compete in several more lucrative markets that we have been unable to penetrate, to date. Completion and certification dates are scheduled for the later part of Q3 and early Q4. Obviously, we expect these certifications to further validate our technologies, both in the US and abroad and we believe that they will expedite the product-performance validation that to date, accompanies every new sale. Further we continue to successfully provide certification services and assist our customers in acquiring their own EPA/CARB certifications using the ESW technology."

In accordance with the Chairman-CEO Letter of October 2002 and the Company's Shareholder-Awareness commitment, CEOcast will be interviewing John Donohoe on Wednesday August 13, 2003. The replay of this interview will be available on Thursday August 14, 2003 and can be accessed on the ESW website at WWW.CLEANERFUTURE.COM or by logging on to CEOcast at WWW.CEOCAST.COM and clicking on Environmental Solutions Worldwide on the right side of the screen.

The Quarterly "Previous Press Release Updates" will be posted on the company's website at WWW.CLEANERFUTURE.COM under the "PR UPDATE" button. For specific questions about Environmental Solutions Worldwide please email your questions to INQUIRES@CLEANERFUTURE.COM.






TABLES FOLLOW




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

                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30,
                                   (UNAUDITED)


                                                   SIX MONTHS ENDED JUNE 30,      THREE MONTHS ENDED JUNE 30,
                                                     2003            2002*           2003            2002*
                                                -------------------------------------------------------------
 Revenue
  Net sales                                     $  1,055,252    $    924,544    $    507,806    $    534,226

 Cost of sales                                       489,309         650,470         222,393         297,169
                                                ------------------------------------------------------------

 Gross profit                                        565,943         274,074         285,413         237,057
                                                ------------------------------------------------------------

 Operating expenses
  Research and development                               520           6,969            --             2,556
  Professional fees                                   78,734          60,238          25,873           7,132
  Consulting fees                                     20,184         112,145          13,177          65,787
  Marketing, office & general costs                  699,774         836,837         364,716         377,818
                                                ------------------------------------------------------------

                                                     799,212       1,016,189         403,766         453,293
                                                ------------------------------------------------------------

 Net loss                                       $   (233,269)   $   (742,115)   $   (118,353)   $   (216,236)
                                                ============================================================


Loss per share information
Basic and diluted                               $     (0.005)   $     (0.019)   $     (0.002)   $     (0.006)
                                                ============================================================


Weighted average number of shares outstanding     48,350,477      39,223,534      48,472,428      38,982,374
                                                ============================================================

  *  Reclassified for comparative purposes



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ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE INC.
With headquarters in Telford, Pennsylvania Environmental Solutions Worldwide is a publicly traded research and development company engaged through its subsidiaries in the design, development, manufacture and sale of environmental technologies currently focused on the international automotive and transportation industries. ESW manufactures and markets a line of catalytic emission control products and catalytic conversion technologies for a multitude of applications.
For updated information, please visit the Company's Web site at:

www.cleanerfuture.com.



SAFE HARBOR


This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.






                          FOR MORE INFORMATION CONTACT:
                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.
                         David Johnson at 1-905-850-9970
                           djohnson@cleanerfuture.com

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